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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 (No. 333-45899) of Mac-Gray Corporation of our report dated January 30, 1998, except as to the pooling of interests with Intirion Corporation which is as of March 12, 1998, relating to the consolidated financial statements of Mac-Gray Corporation and our report dated May 2, 1997 relating to the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., which appear in Form 8-K of Mac-Gray Corporation dated November 17, 1998. We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 25, 1999